Exhibit 99.3

Q2-07 Earnings Call

Jane Todd Intro

Thank you, Theodora.

Good afternoon. I would like to welcome everyone to SMTC’s second quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent filings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

John Caldwell

Good afternoon.

After market close today we issued a press release announcing our second quarter results. Our financial performance was solid although earnings were affected by an unanticipated charge for stock-based compensation.

In the second quarter, revenue was $66.1 million up approximately $5 million or 8% above Q2 2006. On a year to date basis, revenue is up 12% over last year.

Net income excluding stock-based compensation was $1.1 million marginally lower than last year. This is due to slightly lower margins in this quarter primarily due to sales mix and higher manufacturing costs and being compared with near record margins earned in Q2 2006.

Let me now turn to stock-based compensation. At the end of the quarter, we had outstanding 320,000 deferred share units or DSUs – a form of restricted stock that is realized only when the individual leaves the company. A portion of the DSUs are held by members of our board of directors who elected to take part of their compensation in stock in the form of DSUs. The rest of the DSUs are held by me which represent prior year bonuses which I also elected to take in stock rather than cash. Under GAAP, we are required to adjust the value of the DSU liability to reflect the change in the stock price in the quarter. As many on this call would know, our stock rose from $3.11 to $5.84 in the second quarter triggering a charge of close to $900,000. In addition, we had approximately $100,000 of on

Q2-07 Earnings Call

going quarterly stock based compensation expenses. Somewhat perversely, when our stock price rises, it adversely affects earnings and in periods as our stock price declines our earnings benefit.

Turning to cash flow, we had an outstanding quarter generating $8.7 million in cash. For the first half of 2007 we produced $12.7 million in positive cash flow. Jane will take you through the details, but the significant improvement in our cash flow is the result of lower working capital-particularly inventory. Inventory has been a major focus of our senior team over the past few quarters and we are pleased with the progress made to date.

With these comments, let me turn to Jane Todd to discuss our second quarter results and our recent refinancing in more detail.

Jane Todd

Thanks John.

Q2 has largely met our expectations with revenue growth, profitability and cash generation. Revenue increased 8% over the second quarter last year, we produced $1.1 million in net income before stock based compensation, which John commented on, generated $8.7 million in cash and maintained margins among the industry leaders. Results for the first half of 2007 met our expectations as the Company grew by 12% over the same period last year and generated net income of $2.9 million and cash from operations of $12.6 million. Net income included a tax recovery of $1.5 million offset by a $1.0 million charge for stock-based compensation which John spoke to.

While growth over last year, profitability before certain charges and cash generation have been in line with expectations, we are not satisfied with overall trends in revenues and related costs and have taken action to reduce costs in the third quarter by reducing staff. Cash generation has been strong and we continue to improve working capital management and make selective capital expenditures.

Let me now comment in more detail on our results.

For the second quarter of 2007, the Company reported revenue of $66.1 million compared to revenue of $61.1 million in the second quarter of 2006 – a $5 million improvement or 8%. Revenue decreased by $3.4 M from Q1 of 2007 primarily because of softness in end customer demand of some of our customers and inventory corrections for others. Growth in Q2 over the same quarter last year was driven by $3.8 M increased revenues from new customers and a net increase in revenues from long standing customers of approximately $1.2M. Within our customer base, most of our larger customers are showing strong year over year growth, somewhat

Q2-07 Earnings Call

offset by reductions that we expect are temporary. In addition, we have signed two new customers, a mid tier OEM in the capital equipment business and a Division of a Fortune 100 global company that provides control systems. We have also been successful in expanding our relationship with three existing customers.

Revenue distribution for the second quarter is fairly consistent with last quarter with the industrial segment at 67%, computing and networking at 19% and communications at 15%. Compared to the same quarter last year, we have seen some increase in our networking and computing segment offset by a reduction in our communications segment. Our top ten customers accounted for 83% of the quarter’s total revenue compared with 86% last year at this time and 81% last quarter.

Gross margin for the quarter was $5.8 million or 8.8% compared to $6.8 million or 11.1% for Q2 2006 and $6.5 million or 9.3% last quarter. Year over year margins decreased due to mix, somewhat higher manufacturing costs and higher parts sales which carry no margin. While slightly below the 9-10% range that we typically expect to be in, our gross margin continues to be among the industry leaders. In Q3, the Company has taken action to better align costs with revenue levels.

In the quarter, selling, general and administrative costs before stock compensation expense were $3.1 million or 4.7% of revenue compared to $4.2 million or 6.9% of revenue for the same period last year and $3.6 million or 5.1% of revenue in the prior quarter. SG&A decreased year over year as a result of a reduction in variable compensation costs, professional fees and IT costs. We expect SG&A costs will typically remain in the 5%-6% range, depending on revenues as the majority of these costs are relatively fixed in the short term.

Let me now talk to earnings for which we have delivered nine consecutive profitable quarters. Net income in Q2 was $100 thousand or $0.01 per share, compared with $1.3 million or $0.09 per share for the second quarter of last year. Net income was lower than the same period last year as a result of stock compensation expense of $1.0 million that John referred to, reduced gross margin and higher interest costs.

Interest expense increased $355 thousand over the same period last year due to higher interest rates and higher working capital levels. However interest is down by $100 thousand over Q1 and down $400 thousand over Q4 due to reduced debt levels as working capital has come down which I will comment on more fully shortly and a change in the mix as the more expensive sub debt is repaid. I will also come back to our recently announced refinancing which will result in further reductions in interest costs due to the rate reduction.

Q2-07 Earnings Call

Now I will comment on EBITDA. For Q2, EBITDA was $4.0 million compared to $3.8 million for Q2 2006 and $4.2 million in Q1. Our EBITDA calculation excludes the $1 million stock based compensation charge for Q2 and excludes any one-time items for comparative periods. On a percentage basis, Q2 EBITDA was 6.1% excluding stock based compensation. Including this charge, EBITDA was $2.9 million or 4.6% of revenue, continuing to rank among the best of the industry.

The Company generated $8.7 million in cash from operating activities, including generating $3.1 million before working capital, and $7.5 million after investment in capital expenditures of $1.2 million. Capital investments in the quarter were made mainly in Mexico to increase capacity, productivity and efficiency and support growth. We will selectively add to capital through the remainder of the year as we make modest additional investments in our EMS business and continue with our Mexican Enclosure Systems expansion. We are currently operating at approximately 60% capacity although certain times in the quarter we are close to full capacity.

At the end of the quarter the Company reported total debt of $31.8 million, down about $6 million from last quarter plus the Company had $1.2 million in cash for a net debt position of $30.6 million – a $7 million reduction. As indicated in yesterday’s press release, we successfully negotiated a five year, $62 million credit facility with our existing lender, Wachovia Capital Finance Corporation, and with Monroe Capital LLC to refinance the Corporation’s short and long term debt. This has extended the term and amortization of our debt, will reduce interest costs and increase our financial flexibility. Interest costs are expected to decline by an annualized $1 million based on rate reductions. While we expect this will result in a moderate write-off of deferred financing costs in Q3, the refinancing will give us the flexibility we need, at lower cost as we grow our business. Let me now turn to working capital.

Let me start with inventory. We had mentioned in the past that we are not satisfied with inventory levels. John stated previously that it would take several months to resolve and we are seeing significant improvements. Inventory hit internal targets again for Q2. Inventory days have been reduced from the highs of 2006 to 55 days or $37 million in Q2. This is a decrease of $5.4 million from $44.8 in Q1.

Accounts receivable was $39.5 million or 54 days, down from last quarter at $44.9 million or 59 days. The decrease in days is driven by improved collections.

Accounts payable was $34.4 million or 52 days compared to $39.5 million or 57 days last quarter.

To summarize, we have had another solid quarter with growth in revenue, sustained profitability and significant generation of cash. We were not fully satisfied with our earnings in Q2, in the third quarter, we have taken action to reduce costs to match our revenue trends and we have refinanced our debt. Let me now turn the call back over to John to go into more detail on the second half of the year.

Q2-07 Earnings Call

John Caldwell

Thank you, Jane. Let me now discuss our guidance for the second half of the year and provide some broader perspectives on our Company’s prospects.

At the end of the first quarter, we were forecasting strong second half revenue through continuing growth of our longstanding customers and ramping of new customers acquired in 2006 and 2007. As our second quarter press release indicates, we are seeing some softening in demand from several of our customers-a function of their end customer demand. In addition, it also appears the ramping of production for newer customers is slower than originally expected. Importantly, we are not losing share of market with our customers’ outsourced spending nor losing customers. In fact, it is the opposite. We have gained share of wallet and continue selectively to add new customers.

It now appears that overall revenue for the second half of this year will be somewhat lower than the first half of 2007. Excluding the effect of stock-based compensation, we expect second half earnings to be close to but likely lower than the first six months of 2007. As soon as we recognized the changes in our customers’ sales outlook, we took action to reduce costs to be aligned with expected revenue primarily though a reduction of approximately 500 temporary and full time employees representing about a 30% reduction in the combined workforce.

As we previously discussed, the second half earnings may be affected by stock-based compensation due to variations in our stock price. We are currently looking at ways to lessen the effect of a rising stock price on our future earnings.

Let me now turn to cash flow. With the significant improvement in working capital in the first six months which brought our metrics more in line, we are not expected to see that level in working capital reductions in Q3 and Q4. We do however expect to produce positive cash flow for the last half of the year. This will be used to further reduce debt which when combined with our lower cost of debt, will result in lower interest expense going forward.

Let me now put our performance and outlook in some perspective. First, we have not moved off our goal of achieving double digit annual revenue growth with proportionally higher earnings. The back half of 2007 is a flat spot for SMTC which is not unusual in our business. Unfortunately, growth is not always linear.

Q2-07 Earnings Call

Our performance is very tightly tied to our customers’ end market demand and adjustments to their inventory levels. In flatter periods, we will take actions to contain costs to ensure we remain profitable and generate positive cash flow largely by contracting working capital. In periods of expansion, we will manage our costs tightly using a greater proportion of part-time employees while at the same time prudently managing working capital levels as well as capital expenditures and capacity

As we look forward to 2008, we believe we can continue to grow our business, improve bottom line performance and lower debt levels by continuing to execute on our strategy and of course, performing well for our customers.

Open for questions